Exhibit 99.1

NEWS

FOR IMMEDIATE RELEASE

Tech Data Corporation Announces Expiration and Results of Put Option for 2.75% Convertible Senior Debentures Due 2026

CLEARWATER, Fla., December 15, 2011 (GLOBE NEWSWIRE) — Tech Data Corporation (NASDAQ:TECD) today announced that holders of $102,230,000 in aggregate principal amount of its 2.75% Convertible Senior Debentures due 2026 (the “Debentures”) validly delivered purchase notices for their Debentures prior to the expiration of their right, pursuant to the terms of the Debentures, to require Tech Data to purchase their Debentures for cash (the “Put Option”). The Put Option expired at midnight, New York City time, on December 14, 2011. Tech Data has accepted for purchase all of the Debentures for which a purchase notice was validly delivered. The purchase price for the Debentures pursuant to the Put Option was $1,000 in cash per $1,000 principal amount of Debentures, and the aggregate purchase price for all the Debentures for which a purchase notice was validly delivered was $102,230,000. All of the Debentures not tendered in connection with the Put Option, consisting of $247,770,000 aggregate principal amount of Debentures, will be redeemed on December 20, 2011 pursuant to the redemption of the Debentures by Tech Data. Following the redemption of the Debentures by Tech Data, no Debentures will remain outstanding.

About Tech Data

Tech Data Corporation is one of the world’s largest wholesale distributors of technology products. Its advanced logistics capabilities and value added services enable 125,000 resellers in more than 100 countries to efficiently and cost effectively support the diverse technology needs of end users. Tech Data generated $24.4 billion in net sales for the fiscal year ended January 31, 2011, and is ranked 109th on the Fortune 500®. To learn more, visit www.techdata.com.

Cautionary Statement

Certain matters discussed in this news release are forward-looking statements, based on the company’s current expectations that involve a number of risks and uncertainties. Factors that could cause actual results to differ materially include the following: global economic and political instability, competition, narrow margins, dependence on information systems, acquisitions and dispositions, exposure to natural disasters, war and terrorism, dependence on independent shipping companies, impact of policy changes, labor strikes, risk of declines in inventory value, product availability, vendor terms and conditions, loss of significant customers, customer credit exposure, need for liquidity and capital resources; fluctuations in interest rates, foreign currency exchange rates; exposure to foreign markets, international operations, changes in income tax and other regulatory legislation, potential adverse effects of litigation or regulatory enforcement actions, changes in accounting rules, and the volatility of common stock price. Additional discussion of these and other factors affecting the company’s business and prospects is contained in the company’s periodic filings with the Securities and Exchange Commission, including the company’s most recent Form 10-K and Form 10-Q, copies of which can be obtained at the company’s website at www.techdata.com/investor. All information in this release is as of December 15, 2011. The company undertakes no duty to update any forward-looking statements herein to actual results or changes in the company’s expectations.

FOR MORE INFORMATION CONTACT:

Jeffery P. Howells, Executive Vice President and Chief Financial Officer

727-538-7825 (jeff.howells@techdata.com)

Charles V. Dannewitz, Senior Vice President, Treasurer

727-532-8028 (chuck.dannewitz@techdata.com)

Arleen Quiñones, Director, Investor Relations and Shareholder Services

727-532-8866 (arleen.quinones@techdata.com)